Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FOURTH QUARTER 2011 RESULTS

Philadelphia, PA – February 1, 2012.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the fourth quarter and year ended December 31, 2011.

Highlights
   Fourth Quarter
●	Income Per Diluted Share $0.05; Before Certain Items improves 14% to $0.48 from $0.42
●	Global beverage can sales unit volumes up 9%

   Full Year
●	Net sales increased 9% to $8.6 billion
●	Income Per Diluted Share $1.83; Before Certain Items improves 25% to $2.81 from $2.24
●	Six new beverage can lines; two new beverage can plants commercialized in 2011
●	Emerging markets accounted for 41% of global beverage can volume

Net sales in the fourth quarter grew to $2,058 million over the $1,949 million in the fourth quarter of 2010, primarily driven by the pass-through of higher raw material costs and higher sales unit volumes of beverage cans, offset by lower sales unit volumes of food cans and a decrease of $27 million from foreign currency translation.  Approximately 74% of net sales were generated outside the U.S. in the fourth quarter compared to 73% in the fourth quarter of 2010.

Fourth quarter gross profit improved to $289 million over the $288 million in the 2010 fourth quarter and included a decrease of $5 million from foreign currency translation.

Selling and administrative expense was $97 million in the fourth quarter compared to $104 million in the prior year and included lower incentive compensation costs and a decrease of $1 million from foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) increased to $192 million in the fourth quarter over the $184 million in the fourth quarter of 2010 including a decrease of $4 million from foreign currency translation.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “Despite the challenging business conditions in Europe and North America, the Company performed well overall in our seasonally smaller fourth quarter.  Globally, beverage can volumes were up 9% on top of the 13% volume growth in the year ago quarter, primarily reflecting our emerging market capacity additions and continued strong demand in Brazil and Asia.  More specifically, we enjoyed the contribution of three new beverage can lines in Brazil and one new can line in China that were commercialized earlier in the year and a new beverage can line in Vietnam that came online in the fourth quarter of 2010.  In the second and fourth quarters, beverage can lines in Slovakia and Cambodia commenced commercial production and they continue to progress well through start up.”

Interest expense in the fourth quarter was $58 million compared to $56 million in the fourth quarter of 2010, primarily reflecting higher average debt outstanding.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

During the fourth quarter of 2011, the Company recorded charges of $50 million ($36 million, net of tax, or $0.24 per diluted share) for restructuring and $8 million ($6 million, net of tax, or $0.04 per diluted share) for asset impairments and sales, and a tax charge of $5 million ($0.03 per diluted share) in connection with the relocation of its European division headquarters.  The restructuring actions are primarily in the Company’s European division operations and also include the closure of a U.S. food can plant.  The actions are expected to occur throughout 2012 with the majority of the anticipated benefit accruing to the Company beginning in 2013.

The Company also recorded a charge of $28 million ($18 million, net of tax, or $0.12 per diluted share) to increase its asbestos litigation reserve.  Asbestos related payments totaled $28 million in 2011 compared to $27 million in 2010, and the Company expects 2012 payments to be similar to prior years’ levels.

Net income attributable to Crown Holdings in the fourth quarter decreased to $8 million, or $0.05 per diluted share, compared to $45 million, or $0.28 per diluted share, in the fourth quarter last year.  Before certain items, net income increased 7.4% to $73 million over the $68 million in the 2010 fourth quarter; and earnings per diluted share attributable to Crown Holdings improved 14.3% to $0.48 over the $0.42 in the same quarter last year.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Twelve Month Results

For the full year, net sales increased to $8,644 million over the $7,941 million in 2010, reflecting higher global sales unit volumes, the pass-through of higher raw material costs and $197 million of favorable foreign currency translation. Approximately 73% of net sales were generated outside the U.S. in 2011 compared to 72% in 2010.

Gross profit for 2011 improved to $1,348 million over the $1,250 million in 2010 and reflects global sales unit volume growth, ongoing productivity improvements, and $27 million of favorable foreign currency translation.

Selling and administrative expense for 2011 was $395 million compared to $360 million for 2010.  The increase in expense reflects $10 million in foreign currency translation and a one-time benefit of $20 million (recorded as a reduction to corporate and other unallocated items) realized in the first quarter of 2010 from the settlement of a legal dispute unrelated to the Company’s ongoing operations.

Segment income in 2011 grew 7.1% to $953 million over the $890 million in 2010, including $17 million of improvement due to foreign currency translation.  Excluding the $20 million settlement benefit realized in 2010, segment income increased 9.5% and was 11.0% of net sales in both 2011 and 2010.

Interest expense in 2011 was $232 million compared to $203 million in 2010, reflecting higher average debt outstanding and $4 million from foreign currency translation.

During 2011, the Company recorded restructuring charges of $77 million ($62 million, net of tax, or $0.40 per diluted share) primarily related to a restructuring of its European division operations and the relocation of its European headquarters from France to Switzerland, and tax charges of $47 million ($0.30 per diluted share) in connection with the relocation and a tax law change in France that limits the amount of tax loss carryforwards a company can use in any year.  Also during 2011, the Company recorded a charge of $28 million ($18 million, net of tax, or $0.12 per diluted share) to increase its asbestos litigation reserve, losses on asset impairments and sales of $6 million ($4 million, net of tax, or $0.03 per diluted share) and losses of $32 million ($20 million, net of tax, or $0.13 per diluted share) in connection with the early extinguishment of its $600 million senior notes due 2015 and its senior secured notes due September 2011.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net income attributable to Crown Holdings for 2011 was $282 million, or $1.83 per diluted share, compared to $324 million, or $2.00 per diluted share, in 2010.  Before certain items, net income increased 19.3% to $433 million over the $363 million in 2010; and earnings per diluted share before certain items improved 25.4% to $2.81 from $2.24 in 2010.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $605 million higher at December 31, 2011 than at December 31, 2010, primarily due to $328 million of North American pension prefunding and the purchase of noncontrolling partners’ interests in several operations for $202 million.  Additionally, the Company repurchased approximately 8.0 million Company common shares in 2011 for $312 million.

Debt and cash amounts were:

	December 31, 2011	September 30, 2011	December 31, 2010	September 30, 2010
Total debt	$3,532	$3,757	$3,048	$3,229
Cash	342	479	463	415
Net debt	$3,190	$3,278	$2,585	$2,814

Outlook

“Our emerging market expansion program remains on schedule and budget. We are in the process of constructing three new beverage can plants in China which are expected to be completed by the end of the third quarter of 2012.  We have also announced three additional beverage can lines in China for completion in 2013.  Additional beverage can capacity expansion in Vietnam is expected to be completed in the second quarter of 2012 followed by the completion of a new beverage can plant in Osmaniye, Turkey in the third quarter.  Importantly, all of these investments are being made to meet local demand.  We continue to evaluate many new and exciting opportunities but remain committed to conservative deployment of capital by growing with our customers to meet long term demand in promising emerging markets,” Mr. Conway stated.

Non-GAAP Measures

Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to U.S. GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.  The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items and income before certain items per diluted share can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share can be found within this release.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Conference Call

The Company will hold a conference call tomorrow, February 2, 2012 at 9:00 a.m. (EST) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (415) 228-5025 or toll-free (800) 475-0233 and the access password is “packaging.”  A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com.  A replay of the conference call will be available for a one-week period ending at midnight on February 9.  The telephone numbers for the replay are (203) 369-3591 or toll free (800) 839-4845.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including future beverage can demand in emerging markets in Asia, South America and Eastern Europe, the magnitude of future payments for asbestos litigation and the Company’s ability to generate benefits from restructuring activities and to implement expansion and commercialization plans on schedule that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2010 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania..

For more information, contact:
Thomas A. Kelly, Senior Vice President – Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$2,058	$1,949	$8,644	$7,941

Cost of products sold	1,725	1,617	7,120	6,519
Depreciation and amortization	44	44	176	172
Gross profit (1)	289	288	1,348	1,250

Selling and administrative expense	97	104	395	360
Provision for asbestos	28	31	28	46
Provision for restructuring	50	1	77	42
Asset impairments and sales	8		6	(18)
Loss from early extinguishment of debt			32	16
Interest expense	58	56	232	203
Interest income	(3)	(3)	(11)	(9)
Translation and foreign exchange adjustments	2		2	(4)
Income before income taxes	49	99	587	614
Provision for income taxes	12	22	194	165
Equity earnings	2	3	3	3
Net income	39	80	396	452
Net income attributable to noncontrolling interests	(31)	(35)	(114)	(128)
Net income attributable to Crown Holdings	$8	$45	$282	$324
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.05	$0.29	$1.86	$2.03
Diluted	$0.05	$0.28	$1.83	$2.00

Weighted average common shares outstanding:
Basic	149,799,805	156,782,335	151,705,706	159,398,667
Diluted	152,123,484	160,046,880	154,273,649	162,389,003
Actual common shares outstanding	148,449,293	155,256,791	148,449,293	155,256,791

     (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2011 and 2010 follows:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Gross profit	$289	$288	$1,348	$1,250
Selling and administrative expense	97	104	395	360
Segment income	$192	$184	$953	$890

	Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2011	2010	2011	2010

Americas Beverage	$576	$521	$2,273	$2,097
North America Food	213	211	889	897
European Beverage	378	360	1,669	1,524
European Food	445	458	1,999	1,841
European Specialty Packaging	93	99	434	395
Total reportable segments	1,705	1,649	7,264	6,754
Non-reportable segments	353	300	1,380	1,187
Total net sales	$2,058	$1,949	$8,644	$7,941

Segment Income

Americas Beverage	$85	$71	$302	$275
North America Food	31	29	146	120
European Beverage	34	47	210	244
European Food	37	42	239	224
European Specialty Packaging	-	(1)	30	22
Total reportable segments	187	188	927	885
Non-reportable segments	60	57	234	206
Corporate and other unallocated items	(55)	(61)	(208)	(201)
Total segment income	$192	$184	$953	$890

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income attributable to Crown Holdings, as reported	$8	$45	$282	$324
Items, net of tax:
Settlement of dispute (1)				(20)
Provision for asbestos	18	21	18	30
Provision for restructuring (2)	36	2	62	39
Asset impairments and sales (3)	6		4	(17)
Loss from early extinguishment of debt (4)			20	10
Income taxes (5)	5		47	(3)
Net income before the above items	$73	$68	$433	$363

Income per diluted common share as reported	$0.05	$0.28	$1.83	$2.00
Income per diluted common share before the above items	$0.48	$0.42	$2.81	$2.24

Effective tax rate as reported	24.5%	22.2%	33.0%	26.9%
Effective tax rate before the above items	24.4%	23.7%	25.5%	28.2%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
During 2010, the Company recorded a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) in selling and administrative expense for a legal settlement unrelated to the Company’s ongoing operations.

(2)
In the fourth quarter and full year of 2011, the Company recorded restructuring charges of $50 million ($36 million, net of tax, or $0.24 per diluted share) and $77 million ($62 million, net of tax, or $0.40 per diluted share), primarily related to a restructuring of its European division operations and the relocation of its European Division headquarters from France to Switzerland.  During 2010, the Company recorded restructuring charges of $42 million ($39 million, net of tax, or $0.24 per diluted share) primarily related to a plant closure in Canada and severance costs for administrative headcount reductions.

(3)
In the fourth quarter and full year of 2011, the Company recorded net charges of $8 million ($6 million, net of tax, or $0.04 per diluted share) and $6 million ($4 million, net of tax, or $0.03 per diluted share), for asset impairments and sales.  During 2010, the Company recorded net gains of $18 million ($17 million, net of tax, or $0.11 per diluted share), for asset impairments and sales.

(4)
In the first quarter of 2011, the Company recorded a loss of $30 million ($19 million, net of tax, or $0.12 per diluted share) in connection with the early extinguishment of its $600 million notes due 2015.  In the second quarter of 2011, the Company recorded a loss of $2 million ($1 million, net of tax, or $0.01 per diluted share) primarily in connection with the redemption of its notes due September 2011.  During 2010, the Company recorded losses on extinguishments of debt of $16 million ($10 million, net of tax, or $0.06 per diluted share) related to the repurchase of €65 million of its notes due 2011, and the redemption of the remaining $200 million outstanding principal of its notes due 2013.

(5)
In the first and fourth quarters of 2011, the Company recorded tax charges of $17 million ($0.11 per diluted share) and $5 million ($0.03 per diluted share) in connection with the relocation of its European Division headquarters.  In the third quarter of 2011, the Company recorded a tax charge of $25 million ($0.17 per diluted share) in connection with a tax law change in France that limits the amount of tax loss carryforwards a company can use in any year.  During 2010, the Company recorded a charge of $7 million ($0.04 per diluted share) to recognize the tax impact of new U.S. healthcare legislation on the Company’s deferred taxes and benefits of $10 million ($0.06 per diluted share) for valuation allowance adjustments in certain foreign jurisdictions.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2011	2010
Assets
Current assets
Cash and cash equivalents	$342	$463
Receivables, net	948	936
Inventories	1,148	1,060
Prepaid expenses and other current assets	165	190
Total current assets	2,603	2,649

Goodwill	1,952	1,984
Property, plant and equipment, net	1,751	1,610
Other non-current assets	562	656
Total	$6,868	$6,899

Liabilities and equity
Current liabilities
Short-term debt	$128	$241
Current maturities of long-term debt	67	158
Accounts payable and accrued liabilities	2,090	1,978
Total current liabilities	2,285	2,377

Long-term debt, excluding current maturities	3,337	2,649
Other non-current liabilities	1,485	1,644

Noncontrolling interests	234	325
Crown Holdings shareholders' deficit	(473)	(96)
Total (deficit)/equity	(239)	229
Total	$6,868	$6,899

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Twelve months ended December 31,	2011	2010

Cash flows from operating activities
Net income	$396	$452
Depreciation and amortization	176	172
Provision for restructuring	77	42
Asset impairments and sales	6	(18)
Pension expense	97	112
Pension contributions	(404)	(79)
Stock-based compensation	18	20
Working capital changes	(55)	(215)
Deferred taxes and other	68	104
Net cash provided by operating activities (A)	379	590

Cash flows from investing activities
Capital expenditures	(401)	(320)
Proceeds from sale of businesses		7
Proceeds from sale of assets	26	32
Other	3
Net cash used for investing activities	(372)	(281)

Cash flows from financing activities
Net change in debt (1)	509	289
Purchase of noncontrolling interests	(202)	(169)
Common stock repurchased	(312)	(255)
Dividends paid to noncontrolling interests	(102)	(112)
Other, net	(22)	(52)
Net cash used for financing activities	(129)	(299)

Effect of exchange rate changes on cash and cash equivalents	1	(6)

Net change in cash and cash equivalents	(121)	4

Cash and cash equivalents at January 1	463	459

Cash and cash equivalents at December 31	$342	$463

(A)
Free cash flow is defined by the Company as adjusted net cash provided by/used for operating activities less capital expenditures.  A reconciliation from net cash provided by operating activities to free cash flow for the three and twelve months ended December 31, 2011 and 2010 follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net cash provided by operating activities (1)	$513	$551	$379	$590
Pension plan prefunding (2)	328		328
Changes in accounts receivable securitization		(20)		226
Premiums paid to retire debt early			27	12
Adjusted net cash provided by operating activities	$841	$531	$734	828
Capital expenditures	(128)	(133)	(401)	(320)
Free cash flow	$713	$398	$333	$508

(1)
Amounts are presented in accordance with accounting guidance related to receivables securitizations that was effective as of January 1, 2010.   The impact of the guidance for the twelve months ended December 31, 2010, was to decrease net cash provided by operating activities and net cash used for financing activities as compared to the amounts that would have been reported under the previous guidance.

(2)	The Company made contributions of $328 million to prefund its North American defined benefit pension plans in the fourth quarter of 2011.